Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)



                                                                           Three Months Ended December 31
                                                                                1999              1998
                                                                                ----              ----
Weighted average shares outstanding
         Common stock .....................................................     4,688,346      4,767,190
         Common stock equivalents                                                    -0 -          - 0 -
                                                                              -----------    -----------

Weighted average common shares and
     equivalents ..........................................................     4,688,346      4,767,190
                                                                              ===========    ===========


Net (loss)/income .........................................................   $  (748,000)   $   510,599
                                                                              ===========    ===========

Net (loss)/income per share:
         Basic ............................................................   $      (.16)   $      0.11
         Diluted ..........................................................   $      (.16)   $      0.11